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         Goldman, Sachs & Co. 85 Broad Street New York, New York 10004
         Tel: 212-902-1000

                                                       Goldman Sachs Logo

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May 23, 1996

Board of Directors
Masland Corporation
50 Spring Road
P.O. Box 40
Carlisle, PA 17013

Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Masland Corporation (the "Company") of the $26.00 per Share in cash proposed to be paid in the Tender Offer and the Merger (as defined below) pursuant to the Agreement and Plan of Merger dated May 23, 1996 among Lear Corporation ("Lear"), PA Acquisition Corp. ("Sub"), a wholly-owned subsidiary of Lear, and the Company (the "Agreement"). The Agreement provides for a tender offer for all of the Shares (the "Tender Offer") pursuant to which Lear or Sub will pay $26.00 per Share in cash for each Share accepted. The Agreement further provides that following completion of the Tender Offer, Sub will be merged with and into the Company (the "Merger") and each outstanding Share (other than Shares already owned by Lear or Sub) will be converted into the right to receive $26.00 in cash.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as managing underwriter of the initial public offering of common stock of the Company in October 1993 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-1, as amended, of the Company dated October 21, 1993; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the two fiscal years ended June 30, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and

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Masland Corporation
May 23, 1996
Page Two

future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the automotive components industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. For the purposes of our analysis, and with your consent, we have taken into account management's view of the risks and uncertainties associated with the Company achieving management's forecasts in the amounts and at the times indicated therein. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries or affiliates and we have not been furnished with any such evaluation or appraisal.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $26.00 in cash to be received by the holders of Shares in the Tender Offer and the Merger is fair to such holders.

Very truly yours,

[Goldman, Sachs & Co. Signature]

GOLDMAN, SACHS & CO.

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